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                                                                      EXHIBIT 12
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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In millions, except ratios)

                                              Year ended December 31,
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                                           1994   1993(2)  1992   1991  1990
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
Income (loss) from continuing operations
 before income tax expense (benefit)      $  801   $(330) $  753  $688  $ 16
 Add:
 Interest costs                              242     232     221   231   264
 Estimated interest in rentals (1)            43      44      43    36    35
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Fixed charges as defined                     285     276     264   267   299
 Interest costs capitalized                   (5)    (10)    (10)   (9)   (5)
 Losses of less than majority owned
  affiliates, net of dividends                18      27      34    32    22
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 Income (loss) as adjusted                $1,099   $ (37) $1,041  $978  $332
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Ratio of earnings to fixed charges          3.86   (0.13)   3.94  3.66  1.11
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

(1) Represents the estimated interest portion of rents.

(2) Earnings were inadequate to cover fixed charges for the year-ended December 31, 1993, due to the provision for the restructuring program costs. The amount of the coverage deficiency is $313 million.